Exhibit 10.1

iCAD, Inc.

98 Spit Brooke Road, Suite 100

Nashua, NH 03062

October 15, 2018

Andy H. Sassine

P.O. Box 9826

Rancho Santa Fe, CA 92067

Dear Andy:

This letter (this “Agreement”) constitutes the agreement between iCAD, Inc. (the “Company”) and you (“Mr. Sassine”). Each of the Company and Mr. Sassine is a “Party” to this Agreement, and collectively, the “Parties.”

1.

Board Composition. Upon the execution of this Agreement, the Company’s Board of Directors (the “Board”) will (a) accept the resignations tendered by Anthony Ecock, Dr. Robert Goodman, Somu Subramanian and Dr. Elliot Sussman as directors of the Company and (b) appoint to the Board each of Michael Klein, Dr. Rakesh Patel and Dr. Susan Wood (each a “New Director” and, collectively, the “New Directors”). Dr. Rachel Brem, Kenneth Ferry, Dr. Lawrence Howard and Steven Rappaport (each an “Incumbent Director” and, collectively, the “Incumbent Directors”) will continue to serve as directors and, together with Mr. Sassine and the New Directors, will be nominated for election to the Board at Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”).

2.	Chairman of the Board. The Company agrees that, effective upon his appointment to the Board, Mr. Klein will be appointed as Non-Executive Chairman of the Board.

3.	Committee Composition.

a.	Audit Committee. Upon the appointment of the New Directors, the Board agrees that the Audit Committee will consist of Dr. Howard and Messrs. Sassine and Rappaport, with Mr. Rappaport as its Chairman.

b.

Compensation Committee. Upon the appointment of the New Directors, the Board agrees that the Compensation Committee will consist of Drs. Howard and Wood and Messrs. Klein and Sassine, with Mr. Sassine as its Chairman.

c.

Nominating and Corporate Governance Committee. Upon the appointment of the New Directors, the Board agrees that the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) will consist of Drs. Brem, Patel and Wood, with Dr. Patel as its Chairman.

4.	Replacement Directors.

a.

If any of the New Directors is unable or unwilling to serve as a director or ceases to be a director, resigns as a director or is removed as a director prior to the conclusion of the 2018 Annual Meeting, then Mr. Sassine will be permitted to recommend a replacement director, who must (i) qualify as “independent” pursuant to Nasdaq Stock Market listing standards and (ii) be reasonably acceptable to the Board. The Board will vote on the appointment of any such recommended replacement director within 7 business days after the recommended replacement director has submitted to the Company a completed director & officer questionnaire and one or more representatives of the Board have had an opportunity to conduct an interview of such recommended replacement director. If for any reason the Board does not accept the replacement director recommended by Mr. Sassine, then Mr. Sassine will be permitted to recommend additional replacement director candidates whose appointment will be subject to the procedures described above.

b.

If any of the Incumbent Directors is unable or unwilling to serve as a director or ceases to be a director, resigns as a director or is removed as a director prior to the conclusion of the 2018 Annual Meeting, then the remaining Incumbent Directors, as a group, will be permitted to recommend a replacement director, who must (i) qualify as “independent” pursuant to Nasdaq Stock Market listing standards and (ii) be reasonably acceptable to the Board. The Board will vote on the appointment of any such recommended replacement director within 7 business days after the recommended replacement director has submitted to the Company a completed director & officer questionnaire and one or more representatives of the Board have had an opportunity to conduct an interview of such recommended replacement director. If for any reason the Board does not accept the replacement director recommended by the Incumbent Directors, then the Incumbent Directors will be permitted to recommend additional replacement director candidates whose appointment will be subject to the procedures described above.

5.

Director Recusals. The Parties agree that any director will be recused from any Board or committee meeting, or portion thereof, at which the Board or any such committee is evaluating and/or taking action with respect to any matter in which such director has an actual or potential conflict of interest. The Parties further agree that in the event any director(s) is recused from any Board or committee meeting, or portion thereof, then a quorum for the transaction of business at any such Board or committee meeting, or portion thereof, shall be a majority of the non-recused directors.

6.

Voting Commitment. At the 2018 Annual Meeting, Mr. Sassine will (a) vote all shares of the Company’s common stock beneficially owned by Mr. Sassine (the “Shares”) in favor of all of the Company’s nominees and (b) vote all Shares in accordance with the Board’s recommendation with respect to any other proposal presented at the 2018 Annual Meeting.

7.

Expenses. The Company shall reimburse Mr. Sassine for his reasonable out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $60,000 in the aggregate.

8.

Withdrawal of Nomination Letter. Mr. Sassine hereby (i) irrevocably withdraws the notice of stockholder nomination of individuals for election as directors at the 2018 Annual Meeting submitted to Company on September 27, 2018, and (ii) irrevocably withdraws any related materials or notices submitted to Company in connection therewith. The parties acknowledge that effective at 5 PM on October 2, 2018, Mr. Sassine withdrew his resignation letter dated September 26, 2018 addressed to the Board.

[Signature Page Follows]

Very truly yours,

iCAD, Inc.

By:	/s/ Kenneth M. Ferry
Name: Kenneth M. Ferry
Title: CEO

ACCEPTED AND AGREED

as of the date written above:

/s/ Andy H. Sassine
ANDY H. SASSINE